Exhibit 10.1

December 2, 2021

Ribbit LEAP, Ltd.

364 University Ave.

Palo Alto, California 94301

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with your appointment to the board of directors of Ribbit LEAP, Ltd., a Cayman Islands exempted company (the “Company”). Reference is made to that certain letter agreement, dated September 10, 2020, among Ribbit LEAP, Ltd., a Cayman Islands exempted company (the “Company”), J.P. Morgan Securities LLC and certain individuals (the “Existing Letter Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Existing Letter Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Insider”) hereby agrees with the Company as follows:

1.                Representations and Warranties. The Insider represents and warrants to the Company that he has the full right and power, without violating any agreement to which he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement, and, as applicable, to serve as a director on the Company’s Board of Directors (the “Board”).

2.               Business Combination Vote. The Insider agrees that if the Company seeks shareholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, he shall vote all Founder Shares and any Public Shares held by him in favor of such proposed initial Business Combination (including any proposals recommended by the Board in connection with such Business Combination) and not redeem any Public Shares held by it, her or him, as applicable, in connection with such shareholder approval.

3.	Failure to Consummate a Business Combination; Trust Account Waiver.

(a)              The Insider hereby agrees that in the event that the Company fails to consummate its initial Business Combination within the time period set forth in the Charter, the Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Insider agrees not to propose any amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within the required time period set forth in the Charter or (ii) with respect to any provision relating to the rights of holders of Public Shares unless the Company provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any, divided by the number of then-outstanding Public Shares.

(b)                      The Insider acknowledges that he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares, the Private Placement Shares, the Working Capital Shares (as defined below), the Forward Purchase Shares or the Class L Ordinary Shares held by him, if any. The Insider hereby further waives, with respect to any Founder Shares, Private Placement Shares, Working Capital Shares (as defined below), Forward Purchase Shares or Class L Ordinary Shares held by it, her or him, as applicable, any redemption rights it, she or he may have in connection with (x) the completion of the Company’s initial Business Combination, and (y) a shareholder vote to approve an amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the time period set forth in the Charter or (ii) with respect to any provision relating to the rights of holders of Public Shares (although the Insider shall be entitled to liquidation rights with respect to any Public Shares he holds if the Company fails to consummate a Business Combination within the required time period set forth in the Charter).

4.	Lock-up; Transfer Restrictions.

(a)                       The Insider agrees that he shall not Transfer (i) any Founder Shares, Forward Purchase Securities (including any Ordinary Shares issuable upon exercise of the Forward Purchase Warrants), Private Placement Shares or Working Capital Shares held by him, if any, until the earlier of (A) one year after the completion of the Company’s initial Business Combination and (B) the date following the completion of an initial Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property and (ii) any Class L Ordinary Shares held by him, if any, other than in connection with a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; provided that any Ordinary Shares issued upon conversion of any Class L Ordinary Shares will not be subject to such restrictions on Transfer.

(b)                      Notwithstanding the provisions set forth in paragraph 5(a), Transfers of the Founder Shares, Forward Purchase Securities (including any Ordinary Shares issuable upon exercise of the Forward Purchase Warrants), Private Placement Shares, Working Capital Shares or Class L Ordinary Shares held by the Insider, if any, are permitted (a) to the Company’s officers or directors, any affiliates or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, Forward Purchase Securities (or Ordinary Shares issuable upon exercise of the Forward Purchase Warrants), Private Placement Shares, Working Capital Shares or Class L Ordinary Shares, as applicable, were originally purchased; (f) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (g) to the Company for no value for cancellation in connection with the consummation of its initial Business Combination; (h) in the event of the Company’s liquidation prior to the completion of its initial Business Combination; or (i) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

5.               Remedies. The Insider hereby agrees and acknowledges that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Insider of his obligations under paragraphs 2, 3, and 4, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

6.               Director and Officer Liability Insurance. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and the Insider shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

7.               Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock- up Period and (ii) the liquidation of the Company.

8.               Entire Agreement. This Letter Agreement and the Existing Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) the Insider to the extent the Insider is the subject of any such change, amendment, modification or waiver and (2) the Sponsor.

9.               Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Insider and each of its successors, heirs, personal representatives and assigns and permitted transferees.

10.            Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.            Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

12.            Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13.            Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

14.            Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

[Signature Page Follows]

Sincerely,

Jeff Bogan

By:	/s/ Jeff Bogan

Acknowledged and Agreed:

Ribbit LEAP, Ltd.

By:	/s/ Cynthia McAdam

Name: Cynthia McAdam

Title: Chief Operating Officer